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                                                           EXHIBIT 10.3

                        AMENDMENT AGREEMENT


     AMENDMENT AGREEMENT, dated as of May 24, 1999, between Trans World Airlines, Inc. ("Company"), and Michael J. Palumbo ("Executive");

     WHEREAS, the Company and the Executive entered into an employment agreement as of October 1, 1996 ("Employment Agreement");

     WHEREAS, the Company and the Executive wish to amend the Employment Agreement to the extent provided in this Agreement; and

     WHEREAS, this Agreement shall be effective retroactive to March
25, 1999;

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1.   Duties.  Paragraph 3(a) of the Employment Agreement is
          ------
          hereby deleted and replaced in its entirety by the following:

               "Executive shall serve at the pleasure of the Company as Executive Vice President and Chief Financial Officer of the Company, and shall perform such executive, advisory and/or administrative and managerial assignments and duties as may be assigned to Executive from time to time by the Company's Chairman or President, all according to the direction and control of the Company's Chairman or President. Executive will carry out and perform all such duties and assignments in all directions of the Company's Chairman or President. Executive also will comply with and carry out all rules and policies of the Company, and will serve, without additional compensation, as an officer and/or director of any subsidiary, affiliated or related corporation or business or of any company in which the Company may hold any interest."

     2.   Salary.  Paragraph 4(a) of the Employment Agreement is
          ------
          hereby deleted and replaced in its entirety by the following:

               "The Executive will be paid at his current annual rate of $350,000 on a regular basis, not less frequently than one time per month, on a regular Company payday. This rate of pay ("Base Salary") is subject to adjustment upward from time to time, and will be reviewed on a regular basis."




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     3.   Change in Control.  The following Section 11 is hereby added
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          to the Employment Agreement:

               "11.  Change in Control - If, during the term of this
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               Agreement, Mr. William F. Compton ceases to be the
               Chief Executive Officer of the Company, then the Executive shall have 120 calendar days from the later of the date on which Mr. Compton's termination as Chief Executive Officer of the Company is announced or becomes effective in which to notify the Board of Directors of the Company in writing of the Executive's intention to cease to function as the Executive Vice President and Chief Financial Officer of the Company. In such event, the Company shall within 10 business days of the receipt of such written notice, pay to the Executive (in a single lump sum cash payment) his Base Salary for 12 months, plus any accrued but unpaid salary, unused vacation time, and expenses through and including the date of such termination."

     4.   Limited Amendment.  Except as specifically modified and
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          amended by this Agreement, the Employment Agreement between
          Executive and the Company remains in full force and effect in accordance with the terms. Nothing in this Agreement alters Executive's rights under his Change in Control Agreement with the Company dated as of November 21, 1997.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed in its corporate name, and the Executive has hereunto set his hand, all as of the day and year first above written.



                              -------------------------------------
                                        Michael J. Palumbo


                                    TRANS WORLD AIRLINES, INC.



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